Exhibit 4.7

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of         , 2019 (this “Agreement”), is entered into by and among The We Company, a Delaware corporation (the “Company”) and                  (“Stockholder”).

WHEREAS, in connection with the issuance of Profits Interests to Stockholder, immediately following the execution and delivery of this Agreement, Stockholder will be, directly or indirectly, the owner of the Class C Shares identified on Exhibit A hereto (such Class C Shares, the “Subject Shares”);

WHEREAS, each Subject Share is directly associated with a corresponding Profits Interest; and

WHEREAS, in connection with the issuance of such Profits Interests, Stockholder has agreed to enter into this Agreement, pursuant to which Stockholder shall vote the Covered Shares in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

(a) “Authorized Committee” means a committee validly formed by the board of directors of the Company and comprised solely of directors of the Company who are not conflicted in any material respect with respect to (i) Stockholder and (ii) the matter for which action or approval is sought or required.

(b) “Class C Shares” means shares of Class C Common Stock, par value $0.001 per share, of the Company.

(c) “Covered Shares” means the Subject Shares that are associated with Profits Interests granted to Stockholder and are unvested pursuant to the terms thereof (including pursuant to the terms of any agreement pursuant to which any such Profits Interests are granted) as of any particular date.

(d) “Management Holdings” means The We Company Management Holdings L.P., a Cayman Islands exempted limited partnership

(e) “Management Holdings L.P. Agreement” means that certain Limited Partnership Agreement of Management Holdings (as amended from time to time in accordance with its terms).

(f) “Profits Interests” means the                  Partnership Class PI Common Units of Management Holdings (as defined in the Management Holdings L.P. Agreement) granted to Stockholder promptly following the execution and delivery of this Agreement (equitably adjusted to reflect any reclassification, reorganization, recapitalization or similar transaction).

2. Agreement to Vote. During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with Section 6 of this Agreement (the “Voting Period”), Stockholder hereby irrevocably and unconditionally agrees that at any annual or special meeting of the stockholders of the Company at which a vote is taken (including any vote regarding any adjournment or postponement thereof), in connection with any written consent of the stockholders of the Company, and in any other circumstance upon which a vote, consent, waiver or other approval of all or some of the stockholders of the Company is sought, Stockholder shall, to the extent that the Covered Shares are entitled or eligible to vote or consent on the relevant matter:

(a) appear at each such meeting or otherwise cause his Covered Shares to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company or an Authorized Committee for written consent, if any, in each case, in a manner that is pro rata with all other shares of Company capital stock issued and outstanding and entitled to vote on the relevant matter or to consent thereto (including those held by Stockholder, other than the Covered Shares); and

(b) in any matter where holders of Class C Shares are entitled to vote, vote (or cause to be voted), or not vote (or cause not to be voted), as the case may be, in person or by proxy, or deliver (or cause to be delivered) a written consent covering, his Covered Shares in each case in a manner that is pro rata with the votes cast (or not cast or abstained) by all other shares of Company capital stock issued and outstanding and entitled to vote or consent on the relevant matter (including those held by Stockholder, other than the Covered Shares), unless otherwise agreed by an Authorized Committee;

provided that, in each case, (i) the pro rata manner referenced in the foregoing clauses (a) and (b) shall be calculated giving effect to the relative voting power of the classes and series of stock of the Company and (ii) unless otherwise agreed in writing by Stockholder, the presence of Stockholder (in person or by proxy) at any meeting to the extent required by this Agreement shall not constitute the presence of Stockholder (in person or by proxy) at such meeting with respect to any shares of Company capital stock held by Stockholder or for which Stockholder holds a proxy, other than the Covered Shares to the extent required hereunder. The Company will provide reasonable assistance to Stockholder in complying with the foregoing clauses (a) and (b).

3. Transfers of Covered Shares. Stockholder agrees that during the Voting Period, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or convey any legal or beneficial ownership interest in or otherwise dispose of (“Transfer”) any Covered Shares, unless, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement applicable to Stockholder. For the avoidance of doubt, nothing in this provision shall modify or amend the provisions of the Management Holdings L.P. Agreement.

4. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and the Company shall have no authority to direct Stockholder in the voting or disposition of any of the Covered Shares, in each case, except as otherwise expressly provided herein.

5. Stockholder Capacity. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company holding Class C Shares and not in any other capacity and shall not apply to any stock (other than the Covered Shares) owned or controlled by Stockholder, by ownership, proxy or otherwise. Nothing in this Agreement shall limit, restrict or otherwise affect the rights and obligations of Stockholder (or be deemed to require Stockholder to take any action) in such Stockholder’s capacity as a director, officer or employee of the Company and no action or omission by Stockholder in Stockholder’s capacity as a director, officer or employee of the Company shall be deemed to constitute a breach of any provision of this Agreement. The Company shall not, and shall cause its affiliates not to, assert any claim that any action taken by Stockholder or any of his affiliates, partners, trustees, beneficiaries, settlors, employees or designees in his or her capacity as a member of the board of directors of the Company violates this Agreement. It is expressly understood that Stockholder is not making any agreement or understanding in its capacity as, or on behalf of any designee or representative of Stockholder who is, a director, trustee, officer or fiduciary of the Company or its subsidiaries.

6. Termination. This Agreement shall terminate automatically and immediately upon the earliest to occur of (a) the vesting or forfeiture of all Profits Interests or (b) an agreement by the Company to terminate this Agreement, which agreement is authorized by an Authorized Committee. Upon a valid termination of this Agreement in accordance with this Section 6, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of any party hereto with respect to the matters contemplated by this Agreement; provided, however, that the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 4, Section 5, this Section 6 and Section 9, which provisions shall survive such termination.

7. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to the Company, as of the date hereof, as follows:

(a) Capacity. Stockholder has all requisite capacity to enter into this Agreement and to perform his obligations hereunder.

(b) Authorization. Subject to the due authorization, execution and delivery of this Agreement by the Company, this Agreement, when executed and delivered by Stockholder, shall constitute a valid and legally binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and by general principles of equity.

(c) Ownership. Stockholder has sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 2, and sole power to agree to all of the matters applicable to Stockholder set forth in this Agreement, in each case, over all of the Covered Shares currently owned by Stockholder, directly or indirectly.

(d) Non-Contravention. The execution, delivery and performance of this Agreement by Stockholder do not result in any material violation or material default (with or without notice or lapse of time, or both) of or under (i) any order, writ, injunction, judgment or decree of any governmental entity to which Stockholder is subject or by which he is bound, (ii) any provision of any law applicable to Stockholder or (iii) any material agreement to which Stockholder is a party or by which he is bound. No consent, approval, order, waiver or authorization of, or registration, qualification, designation, declaration, notice or filing with, any governmental entity is required on the part of Stockholder in connection with execution, delivery and performance of this Agreement by Stockholder.

(e) No Inconsistent Agreements. Except for this Agreement, Stockholder has not (i) entered into any outstanding voting agreement, voting trust or similar agreement with respect to any of the Subject Shares, (ii) granted any outstanding proxy, consent or power of attorney with respect to any of the Subject Shares or (iii) taken any other action that would have the effect of preventing or disabling Stockholder from performing any of his obligations under this Agreement in any material respect.

8. Representations and Warranties of the Company. The Company hereby represents and warrants to Stockholder, as of the date hereof, as follows:

(a) Organization; Power; Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) Authorization. The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly and validly authorized by all necessary and appropriate corporate action by the Company and by the Authorized Committee. Subject to the due authorization, execution and delivery of this Agreement by Stockholder, this Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and by general principles of equity.

(c) Non-Contravention. The execution, delivery and performance of this Agreement by the Company do not result in (x) any material violation or material default (with or without notice or lapse of time, or both) of or under (i) any order, writ, injunction, judgment or decree of any governmental entity to which the Company is subject or by which it is bound, (ii)

any provision of any law applicable to the Company or (iii) any material agreement to which the Company is a party or by which it is bound or (y) the creation of an encumbrance on any of the Subject Shares. No consent, approval, order, waiver or authorization of, or registration, qualification, designation, declaration, notice or filing with, any governmental entity is required on the part of the Company in connection with execution, delivery and performance of this Agreement by the Company.

9. Miscellaneous.

(a) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or sent by electronic transmission or by a nationally recognized overnight courier service, postage and fees prepaid, to the intended recipient at such party’s physical or e-mail address as shown below (or such other physical or e-mail address as may be specified by such party in a notice given in the manner provided in this Section 9(a)). Such notice or other communication shall be deemed to have been duly given (i) when delivered, if delivered personally (with written confirmation of receipt), (ii) when sent, if sent by e-mail prior to 6:00 p.m. local time of the recipient on a Business Day (as defined in the Management Holdings L.P. Agreement), or if sent after 6:00 p.m. local time of the recipient or on a date that is not a Business Day, then on the next Business Day (in each case, provided that receipt of such communication is confirmed by reply e-mail that is not automated or such notice or other communication is also sent by another means provided for by this Section 9(a) within one (1) Business Day after sending such email), or (iii) one (1) Business Day after being sent, if sent overnight by a nationally recognized overnight courier service (with written proof of delivery).

Address for notices and other communications to Stockholder:

Email: Attention:

Address for notices and other communications to the Company:

Email:
Attention:

with a copy (which shall not constitute notice) to:

Email:
Attention:

and

Email:
Attention:

and

Email:
Attention:

(b) Entire Agreement. This Agreement constitutes the entire agreement of Stockholder and the Company with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings between or among the parties hereto and their respective affiliates, both oral and written, with respect to such subject matter.

(c) Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective, provided that any such action taken on behalf of the Company shall require prior written authorization of an Authorized Committee. No failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise, and no delay on the part of any party in asserting any such rights or any abandonment or discontinuance of steps to enforce such rights or any other course of conduct, shall constitute a waiver of such rights, and no single or partial exercise of any such right shall preclude any other or further exercise thereof or of any other right.

(d) Severability. Whenever possible, this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any term or provision of this Agreement or the application of any such term or provision to any person or circumstance shall be determined to be invalid, void or unenforceable in any respect by a court of competent jurisdiction, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto, or such party waives its rights under this

Section 9(d) with respect thereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

(e) No Third-Party Beneficiaries. Except as otherwise provided in Section 9(f), this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, shall give or be construed to give to any person, other than the parties and such permitted successors and assigns, any legal or equitable rights hereunder.

(f) Enforcement. Any action to be taken by or on behalf of the Company with respect to the matters contemplated by this Agreement shall be taken solely as directed by an Authorized Committee.

(g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

(h) Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(i) This Agreement and all claims or causes of action (whether based on contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the facts and circumstances leading to its execution, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(ii) Each of the parties hereto hereby irrevocably and unconditionally (A) consents and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or if such court lacks subject matter jurisdiction, any other state or federal court sitting in the State of Delaware) in respect of any action, suit or other proceeding (whether at law or in equity, whether based on contract, tort or otherwise) that arises out of, relates to or is in any manner connected with this Agreement or the transactions contemplated hereby, (B) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (C) agrees that it will not bring any such proceeding in any court other than such courts, (D) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding in any such court, and (E) waives, and agrees not to plead or to make, any claim that any such proceeding brought in any such court has been brought in an improper or otherwise inconvenient forum. Each of the parties hereto agrees that (x) any order, writ, injunction, judgment or decree issued by any such court in connection with any such proceeding shall be conclusive, and notwithstanding the foregoing provisions of this Section 9(h)(ii), may be enforced in any other jurisdiction, including by suit on the judgment or in any other manner provided by law, and (y) subject to Section 9(h)(i), any such court may consider any and all remedies available under law or equity in connection with any such proceeding.

(iii) Each of the parties hereto hereby irrevocably and unconditionally consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9(h)(ii) in respect of any such proceeding by mailing copies thereof, by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in accordance with Section 9(a). For the avoidance of doubt, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

(iv) The foregoing consent to jurisdiction and service of process shall not constitute a submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any person other than the parties hereto.

(v) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR OTHER PROCEEDING THAT ARISES OUT OF, RELATES TO OR IS IN ANY MANNER CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, WHETHER AT LAW OR IN EQUITY, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(h)(v). THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM THAT ARISES OUT OF, RELATES TO OR IS IN ANY MANNER CONNECTED WITH THIS AGREEMENT OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(j) Headings. The descriptive headings contained in this Agreement are provided for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by, or by a duly authorized officer of, each of the parties to this Agreement as of the date first written above.

STOCKHOLDER

By:
Name:

[Signature Page to Voting Agreement]

COMPANY

THE WE COMPANY

By:
Name:
Title:

[Signature Page to Voting Agreement]

Exhibit A

Existing Shares

Class/Series	Number
Class C Shares